Exhibit 107

Calculation of Filing Fee Tables

FORM S-1

(Form Type)

BIOLASE, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price (1)(3)	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Units consisting of (i) Series H Convertible Redeemable Preferred Stock, par value $0.001 per share, and (ii) Warrants to purchase shares of Series H Convertible Redeemable Preferred Stock(2)	457(o)	—	—	$8,050,000	$0.00011020	$887.11
Fees to Be Paid	Equity	Shares of Series H Convertible Redeemable Preferred Stock, included as part of the Units(2)	457(i)	—	—	—	—	—
Fees to Be Paid	Equity	Warrants to purchase shares of Series H Convertible Preferred Stock, included as part of the Units(2)	457(i)	—	—	—	—	—
Fees to Be Paid	Equity	Shares of Common Stock, par value $0.001 per share, issuable upon conversion of the Series H Convertible Preferred Stock included in the Units(2)	457(i)	—	—	—	—	—
Fees to Be Paid	Equity	Shares of Series H Convertible Redeemable Preferred Stock issuable upon exercise of the Warrants included in the Units(2)	457(i)	—	—	—	—	—
Fees to Be Paid	Equity	Shares of Series H Convertible Redeemable Preferred Stock issuable as pay in-kind (PIK) dividends(4)	457(o)			$11,000,000	$0.00011020	$1,212.20
Fees to Be Paid	Equity	Shares of Common Stock issuable upon conversion of the Series H Convertible Preferred Stock issued as PIK dividends	457(i)	—	—	—	—	—
	Total Offering Amounts					$19,050,000	$0.00011020	$2,099.31
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$2,099.31

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered such indeterminate number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends and similar transactions.

(2)

Includes any additional shares of Series H Convertible Preferred Stock and/or related warrants to purchase shares of Series H Convertible Preferred Stock that the underwriters have the right to purchase to cover over-allotments.

(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act.